Exhibit 16.1

October 2, 2020

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements made by Data443 Risk Mitigation, Inc. (the “Company”) under Item 4.01 in the Form 8-K dated October 2, 2020 to be filed with the Securities and Exchange Commission. We agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Thayer O’Neal Company, LLC

Thayer O’Neal Company, LLC
Sugar Land, Texas